Exhibit 2.2

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN
DCP MIDSTREAM, LP, AS SELLER

AND

DCP MIDSTREAM PARTNERS, LP, AS BUYER

DATED FEBRUARY 25, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINTIONS		1
1.1	Definitions.	1
ARTICLE 2 PURCHASE AND SALE OF THE LUCERNE INTERESTS		8
2.1	Purchase and Sale of the Lucerne Interests.	8
2.2	Purchase Price.	8
2.3	[Reserved].	8
2.4	Closing Obligations.	8
2.5	Allocation of Purchase Price.	8
ARTICLE 3 ADJUSTMENTS AND SETTLEMENT		9
3.1	Adjustments.	9
3.2	Preliminary Settlement Statement.	9
3.3	Final Settlement Statement	9
3.4	Dispute Procedures.	9
3.5	Payments.	9
3.6	Access to Records.	10
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		10
4.1	Valid Organization.	10
4.2	Capitalization as to Entities.	10
4.3	Authorization.	10
4.4	Consents, Approvals, Authorizations and Governmental Regulations.	10
4.5	No Violation.	11
4.6	Title to the Lucerne Interests; Encumbrance.	11
4.7	Environmental Matters.	11
4.8	Litigation; Compliance with Laws.	12
4.9	Material Contracts.	12
4.10	No Broker.	12
4.11	Real Property and Rights of Way.	12
4.12	Personal Property.	13
4.13	Taxes.	13
4.14	No Foreign Person	13
4.15	Intellectual Property.	13
4.16	Employee Matters.	13
4.17	Benefit Plan Liabilities.	13
4.18	Bank Accounts.	13
4.19	Undisclosed Liabilities.	13
4.20	No Other Representations or Warranties; Schedules.	13
Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER		13
5.1	Valid Organization.	14
5.2	Authorization.	14
5.3	Consents.	14
5.4	No Violation.	14
5.5	Litigation.	14
5.6	Acquisition as Investment.	14
5.7	No Broker.	14

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5.8	No Knowledge of Misrepresentations or Omissions.	15
Article 6 CERTAIN DISCLAIMERS		15
6.1	“AS IS, WHERE IS”.	15
6.2	Title to Real Property Interests.	15
6.3	Certain Disclaimers.	16
Article 7 COVENANTS		16
7.1	Conduct of Business.	16
7.2	Casualty Loss.	17
7.3	Access, Information and Access Indemnity.	17
7.4	Limitation on Casualty Losses and Other Matters.	17
7.5	Supplements to Exhibits and Schedules.	18
7.6	Tax Covenants; Preparation of Tax Returns.	18
7.7	Like-Kind Exchange.	18
7.8	Confidentiality.	18
7.9	Records.	19
7.10	Consents.	19
7.11	Litigation Assistance.	19
7.12	Further Assurance.	20
Article 8 BUYER’S CONDITIONS TO CLOSING		20
8.1	Representations and Warranties True.	20
8.2	Performance.	20
8.3	Consents.	20
8.4	Litigation.	20
8.5	Closing Deliverables.	20
8.6	Material Adverse Effect.	20
Article 9 SELLER’S CONDITIONS TO CLOSING		20
9.1	Representations and Warranties True.	20
9.2	Performance.	21
9.3	Consents.	21
9.4	Litigation.	21
9.5	Purchase Price and Undertakings.	21
9.6	Closing Deliverables.	21
Article 10 CLOSING		21
10.1	Closing.	21
10.2	Closing Date.	21
Article 11 TERMINATION		21
11.1	Termination	21
11.2	Effect of Termination Prior to Closing	22
Article 12 INDEMNIFICATION		22
12.1	Indemnification.	22
12.2	Limitations on Liability.	22
12.3	Other Provisions Relating to Indemnification.	23
12.4	Survival of Provisions and Indemnification Obligations.	24
12.5	Purchase Price Adjustment.	25
Article 13 TAXES AND CHARGES		25
13.1	Transfer Taxes	25

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Article 14 MISCELLANEOUS PROVISIONS		25
14.1	Damages.	25
14.2	Amendment and Modification.	25
14.3	Waiver of Compliance.	25
14.4	Notices.	25
14.5	Assignment.	26
14.6	No Third Party Beneficiaries.	26
14.7	GOVERNING LAW.	26
14.8	Consent to Jurisdiction.	27
14.9	Counterparts.	27
14.10	Exhibits and Headings.	27
14.11	Entire Agreement.	27
14.12	Representation By Counsel; No Strict Construction.	27
14.13	Severability.	27
14.14	Time of Essence	27
14.15	Acknowledgement of Parties; Conspicuousness.	27
Article 15 DISPUTE RESOLUTION		28
15.1	Dispute Resolution.	28
15.2	Mediation.	28
15.3	Arbitration.	28
SCHEDULES

Excluded Assets Schedule
Excluded Liabilities Schedule
Material Contracts Schedule
Schedule 1.1(a) -- Personal Property
Schedule 1.1(b) -- Persons with Knowledge
Schedule 4.4 -- Consents
Schedule 4.7-- Environmental Matters
Schedule 4.11 - Real Property
Schedule 4.18 -- Bank Accounts
Schedule 4.19 -- Undisclosed Liabilities
Schedule 5.3 -- Buyer’s Consents
Schedule 8.3 -- Closing Consents and Approvals of Buyer
Schedule 9.3 -- Closing Consents and Approvals of Seller

EXHIBITS

Exhibit A - Form of Special Warranty Deed for Real Property
Exhibit B - Form of Bill of Sale and Assignment Agreement for Personal Property
Exhibit C -- Form of Assignment and Conveyance Agreement
Exhibit D -- Form of Assignment and Assumption Agreement
Exhibit E -- Form of Processing Agreement for Lucerne 1
Exhibit F --Form of Processing Agreement for Lucerne 1 and Lucerne 2

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (“Purchase Agreement”) is made and entered into effective as of this 25th day of February, 2014 (the “Effective Date”), by and between DCP Midstream, LP, a Delaware limited partnership (“Seller”), having its principal operating office at 370 17th Street, Suite 2500, Denver, CO 80202, and DCP Midstream Partners, LP, a limited partnership organized under the State of Delaware, having its office at 370 17th Street, Suite 2500, Denver, CO 80202 (referred to herein as “Buyer”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns 100% of the limited liability company interests (being all of the issued and outstanding interests) (the “Lucerne 1 Interests”) in DCP Lucerne 1 Plant LLC, a Delaware limited liability company (“Lucerne 1”), which is the owner of certain real property, a natural gas processing plant, the related plant control room and certain other midstream assets located in Weld County, Colorado (the “Lucerne 1 Plant”);
WHEREAS, Seller owns 100% of the limited liability company interests (being all of the issued and outstanding interests) (the “Lucerne 2 Interests”, and collectively with the Lucerne 1 Interests, the “Lucerne Interests”) in DCP Lucerne 2 Plant LLC, a Delaware limited liability company (“Lucerne 2”), which is the owner of certain real property and a natural gas processing plant located in Weld County, Colorado where the construction of a new natural gas processing plant is in progress (the “Lucerne 2 Plant”);
WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, the Lucerne Interests, upon the terms and conditions of this Purchase Agreement; and
WHEREAS, in connection with its acquisition of the Lucerne Interests, Buyer desires to assume the Assumed Obligations (as defined below) upon the terms and conditions of this Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions.
(a)    As used herein the following terms have the meanings defined below:
“1933 Act” has the meaning set forth in Section 5.6.
“AAA” has the meaning set forth in Section 15.3.
“AAA Rules” has the meaning set forth in Section 15.3.
“Affiliate” means, when used with respect to a Party, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Party. For purposes of this definition, “control” shall mean ownership of more than fifty percent (50%) of either the outstanding voting stock of the controlled entity, as to corporations, or other ownership interests which carry with them the right to direct the policies and management of the subject entity, as to non-corporate entities.
“Arbitrable Dispute” means, subject to Article 15, any and all disputes, claims,

counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Purchase Agreement or alleged breach hereof, or relating to matters that are the subject of this Purchase Agreement, the transactions contemplated by this Purchase Agreement or alleged breach hereof, including any disputes regarding a Party’s indemnification obligations pursuant to Article 12, or the relationship between the Parties under this Purchase Agreement, regardless of whether (i) extra-contractual in nature, (ii) sounding in contract, tort or otherwise, (iii) provided for by law or otherwise, or (iv) the matter would result in damages or any other relief, whether at law, in equity or otherwise.
“Assets” means all of the following assets and properties of Lucerne 1 and Lucerne 2, except for the Excluded Assets:
(a)    Personal Property. (i) The Lucerne 1 Plant, a 35 MMcf/d natural gas processing plant located in Weld County, (ii) the Lucerne 2 Plant, a 200 MMcf/d natural gas processing plant being constructed in Weld County, Colorado, each as further described on Schedule 1.1(a) and (iii) all other property listed on Schedule 1.1(a) (collectively the “Personal Property”);
(b)    Real Property. All fee property, assignable rights of way and easements, surface use agreements, licenses and leases that relate to that relate to the ownership, operation, use or maintenance of the Plants, (collectively, the “Real Property Interests”), and all fixtures, buildings and improvements located on or under such Real Property Interests;
(c)    Permits. All assignable permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges which are necessary for, or are used or held for use primarily for or in connection with, the ownership, use, operation or maintenance of the Assets (collectively, the “Permits”);
(d)    Contract Rights. All contracts set forth on the Material Contract Schedule that relate to the ownership, operation, use or maintenance of the Plants, including any equipment leases, rental contracts, and service agreements primarily related to the Plants and the Construction Contract (collectively, the “Contracts”);
(e)    Intellectual Property. The non-exclusive right to any technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data used in connection with the ownership, operation, use or maintenance of the Assets (collectively, the “Intellectual Property”);
(f)    Facilities. All meter stations, gas processing plants, treaters, dehydration units, compressor stations, fractionators, liquid handling facilities, warehouses, field offices, control buildings, pipelines, tanks and other associated equipment that is used or held for use primarily in connection with the ownership, operation or maintenance of the Plants (collectively, the “Facilities”);
(g)    Books and Records. All contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, correspondence, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies which (i) relate primarily or are used or held for use primarily in connection with the ownership, operation, use or maintenance of the Assets, and (ii) do not constitute Excluded Assets or relate to Excluded Liabilities (the “Records”); and
(h)    Incidental Rights. All of the following insofar as the same are attributable or relate primarily to any of the Assets described in clauses (a) through (g): (i) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, (ii) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to and/or take possession of such Assets, (iii) all rights in any confidentiality or nonuse agreements relating to the Assets, and (iv) the benefit of and right to enforce all covenants, warranties, guarantees and suretyship agreements running in favor of Seller or the Entities relating primarily to the Assets and all security provided primarily for payment or performance thereof.
“Assumed Obligations” means any and all obligations and liabilities with respect to or arising out of the ownership of the Lucerne Interests, specifically including the assumption of all construction work in progress payments for Lucerne 2 Plant, other than the Excluded Liabilities as of the Effective Time.
“Benefit Plan” shall mean any of the following: (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, and (b) any other material employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.
“Business Day” means any day except Saturday, Sunday or federal or state holidays on which banks are authorized to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Group” has the meaning set forth in Section 12.1(a).
“Casualty Loss” means, with respect to all or any portion of the Assets, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Assets.
“Claim” means any demand, demand letter, claim or notice by a Third Party of noncompliance or violation or Proceeding.
“Claimant” has the meaning set forth in Section 15.3(a).
“Closing” has the meaning set forth in Section 10.1.
“Closing Date” has the meaning set forth in Section 10.2.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties on the Effective Date, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Purchase Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Purchase Agreement.
“Construction Contract” means the Engineering, Procurement and Construction Services Agreement dated July 27, 2012 between DCP Midstream, LP and Saulsbury Industries, Inc., as amended, which will be partially assigned to Lucerne 2 at Closing and the Statement of Work for Lucerne 2 Gas Plant dated November 15, 2013 pursuant to Engineering, Procurement and Construction Services Agreement dated July 27, 2012 between DCP Midstream, LP and Saulsbury Industries, Inc., as amended which will be fully assigned to Lucerne 2 at Closing.

“Contracts” has the meaning set forth in the definition of Assets.
“Differences or Conflicts” has the meaning set forth in Section 12.3(b).
“Dollar” and “$” means the lawful currency of the United States of America.
“Effective Date” has the meaning set forth in the Preamble.
“Effective Time” means 12:01 a.m. MT on the Closing Date or such other time and place mutually agreed to by the Parties in writing.
“Entities” means Lucerne 1 and Lucerne 2. “Entity” means either Lucerne 1 or Lucerne 2.
“Environmental Law” means all federal, state, local, tribal and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, conservation of resources or natural resource damages, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, emission, labeling, testing, processing, discharge, release, remediation, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radionuclides, lead, mercury, noise or radiation, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.
“Excluded Assets” means those assets listed on the Excluded Assets Schedule attached hereto, and any other asset owned by Seller or its Affiliates (other than the Entities) which do not relate to the Lucerne Interests or the Assets.
“Excluded Liabilities” means Losses with respect to
(i)except for sales, transfer, use or similar Taxes that are due or should hereafter become due and payable (including penalty and interest thereon) in connection with the transfer of the Lucerne Interests pursuant to this Purchase Agreement, 100% of the amount of Taxes with respect to Lucerne 1, Lucerne 2 and the Assets to the extent related to periods prior to and including the Closing Date;
(ii)the Excluded Assets and Taxes related thereto; and
(iii)those matters, if any, described on the Excluded Liabilities Schedule attached hereto.
“Facilities” has the meaning given such term in the definition of Assets.
“Final Settlement Statement” has the meaning given such term in Section 3.3.
“Fundamental Representation” means (i) in the case of Seller, the representations and warranties contained in Sections 4.1, 4.3, 4.5(a), 4.6 and 4.13 and (ii) in the case of Buyer, the representations and warranties contained in Sections 5.1, 5.2 and 5.4(a).
“Governmental Authority” means any federal, state, local, foreign, tribal or other governmental or administrative authority (including any agency or political subdivision thereof), court or tribunal having jurisdiction.
“Hazardous Materials” means: (i) any wastes, chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental Law, (ii) any hydrocarbon or petroleum or component thereof, (including, without limitation, crude oil, natural gas, natural gas liquids, or condensate that is not reasonably and commercially recoverable), (iii) oil and gas exploration or production wastes including produced water, (iv) radioactive materials (other than naturally occurring radioactive materials), friable asbestos, mercury, lead based paints and polychlorinated biphenyls, (v) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or (vi) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.
“Indemnified Party” has the meaning set forth in Section 12.3(a).
“Indemnifying Party” has the meaning set forth in Section 12.3(a).
“Independent Accountants” means Deloitte & Touche.
“Intellectual Property” has the meaning set forth in the definition of Assets.
“Interest Rate” shall mean three (3) months LIBOR plus one-half percent (0.5%) or 50 basis points.
“Knowledge” means the present actual knowledge, without investigation, of the individuals listed on Schedule 1.1(b).
“LIBOR” shall mean the British Bankers’ Association interbank offered rates as of 11:00 a.m. London time for deposits in Dollars that appear on the relevant page of the Reuters service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such British Bankers’ Association rates.
“Lien” shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.
“Losses” means (i) claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, liabilities, amounts paid in settlement, obligations and liens, and (ii) with respect to contesting and defending any Third Party Action (as defined below) (but for the avoidance of doubt, not with respect to any claim asserted by one Party against another Party), costs and reasonable expenses (including reasonable attorneys’ fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).
“Lucerne 1” has the meaning set forth in the Recitals.
“Lucerne 2” has the meaning set forth in the Recitals.
“Lucerne 1 Interests” has the meaning set forth in the Recitals.
“Lucerne 2 Interests” has the meaning set forth in the Recitals.
“Lucerne Interests” has the meaning set forth in the Recitals.
“Lucerne 1 Plant” has the meaning set forth in the Recitals.
“Lucerne 2 Plant” has the meaning set forth in the Recitals.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that is (a) alone or together with all other facts, changes, developments, events, effects, conditions or occurrences, materially adverse to the current business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Lucerne 1, Lucerne 2, the Assets or the Lucerne Interests, taken as a whole, of $5,000,000 or more or (b) would result in the prohibition or material dely in the consummation of the transactions contemplated by this Purchase Agreement, excluding (in each case) matters that are generally industry-wide developments or changes or effects resulting from changes in law or general economic, regulatory or political conditions.
“Material Casualty Loss” has the meaning set forth in Section 7.2.
“Material Contract” means any contract listed on the Material Contracts Schedule, attached hereto.
“MT” means prevailing local time in Denver, Colorado.
“Ordinary Course of Business” means the ordinary course of business consistent with the relevant Person’s practices.
“Party” and “Parties” have the meanings set forth in the Preamble.
“Permits” has the meaning set forth in the definition of Assets.
“Permitted Lien” means (i) Liens for current real or personal property taxes that are not yet due and payable (ii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iii) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on titles to real property that (1) were not incurred in connection with any indebtedness, (2) do not render title to the property encumbered thereby unmarketable, and (3) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes, and (4) that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which they pertain, and (iv) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or Governmental Authority.
“Personal Property” has the meaning given such term in the definition of Assets.
“Plants” means the Lucerne 1 Plant and the Lucerne 2 Plant.
“Pre-Closing Capital Contributions” means all accounts payable and pre-Closing capital contributions, including capitalized interest, made by Seller prior to Closing.
“Preliminary Settlement Statement” has the meaning given such term in Section 3.2.
“Proceeding” means any action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.
“Purchase Agreement” means this Purchase and Sale Agreement, including the Exhibits and Schedules attached hereto, as amended, modified and supplemented from time to time.

“Purchase Price” has the meaning set forth in Section 2.2.
“Real Property Interests” has the meaning given such term in the definition of Assets.
“Records” has the meaning set forth in the definition of Assets.
“Respondent” has the meaning set forth in Section 15.3(a).
“Rights of Way” means the easements and rights of way grants listed on Schedule 4.11 which will be partially assigned to Buyer.
“Seller” has the meaning set forth in the Preamble.
“Seller Information” means all information concerning Seller, other than to the extent such information relates to the Lucerne Interests, the Assets and the Assumed Obligations and other than any such information that (i) is available to the public, or hereafter becomes available to the public, other than as a result of a breach of Section 7.8(a), (ii) that is available to Buyer from sources not under obligations of confidentiality to Seller, (iii) was in Buyer’s possession prior to receiving it from Seller, or (iv) was independently developed by Buyer without relying on other Seller Information.
“Seller Group” has the meaning set forth in Section 12.1(b).
“Settlement Notice” has the meaning set forth such term in Section 3.4.
“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Taxes” means all taxes, charges, fees, imposts, duties, levies, or other assessments imposed by any Governmental Authority, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Purchase Agreement or any other service, supply or operating agreement.
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Governmental Authority in connection with Taxes.
“Third Party” means any Person other than Seller or Buyer, or their respective Affiliates.
“Third Party Action” has the meaning set forth in Section 11.3(a).
“Transaction Documents” means each of the documents referred to herein as Exhibit A, Exhibit B, Exhibit C, Exhibit D, Exhibit E and Exhibit F.
(b)    Other Definitional Provisions.
(i)The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Purchase Agreement, refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.
(ii)The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
(iii)Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase also includes the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.

(iv)Reference to “day” or “days” in this Purchase Agreement refers to calendar days unless otherwise stated.
(v)Whenever the words “include,” “includes” or “including” are used in this Purchase Agreement, they are deemed to be followed by the words “without limitation.”
(vi)All references to Sections, Exhibits and Schedules mean those numbered sections or paragraphs in this Purchase Agreement and those Exhibits and Schedules attached hereto and made a part of this Purchase Agreement, respectively.
ARTICLE 2
PURCHASE AND SALE OF THE LUCERNE INTERESTS
2.1    Purchase and Sale of the Lucerne Interests. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date, (a) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept, assume and receive from Seller, all of Seller’s right, title and interest in and to the Lucerne Interests, (b) Seller shall make the other conveyances, assignments, and transfers contemplated by Section 2.4(a), and (c) Buyer shall assume the Assumed Obligations. For the avoidance of doubt, this Purchase Agreement does not, and is not intended to, provide for a conveyance of any Excluded Assets.
2.2    Purchase Price. The total purchase price to be paid by Buyer to Seller in consideration for the Lucerne Interests shall be $100,000,000 (the “Purchase Price”). At the Closing, Buyer shall pay to Seller, in immediately available funds by wire transfer to an account designated by Seller, the Purchase Price.
2.3    [Reserved]
2.4    Closing Obligations.
(a)Instruments of Transfer. Prior to Closing, Seller will deliver to Lucerne 1: (i) the Special Warranty Deed, which shall be in the form of Exhibit A, covering the Real Property Interests to be owned by Lucerne 1 and (ii) the Bill of Sale and Assignment Agreement, which shall be in the form of Exhibit B, covering the Personal Property to be owned by Lucerne 1. Seller will deliver to Lucerne 2: (i) the Special Warranty Deed, which shall be in the form of Exhibit A, covering the Real Property Interests to be owned in fee by Lucerne 2, and (ii) the Bill of Sale and Assignment Agreement, which shall be in the form of Exhibit B, covering the Personal Property to be owned by Lucerne 2.
(b)At the Closing, Seller will execute and deliver to Buyer:
(i)and Buyer will execute an assignment and conveyance agreement, the form of which is attached hereto as Exhibit C, whereby Seller shall convey and transfer to Buyer all of Seller’s right, title and interests in and to the Lucerne Interests, subject to the terms contained herein and therein;
(ii)and Buyer will execute an assignment and assumption agreement, the form of which is attached hereto as Exhibit D, which sets forth the terms and conditions under which Seller shall assign and Buyer shall accept and assume the Assumed Obligations and the Material Contracts;
(iii)and Lucerne will execute a Processing Agreement for Lucerne 1, the form of which is attached hereto as Exhibit E and a processing Agreement each of Lucerne 1 and Lucerne 2 the form of which is attached hereto as Exhibit F.
2.5    Allocation of Purchase Price. Buyer and Seller will cooperate in good faith and use commercially reasonable efforts to agree upon an allocation of the Purchase Price (including the amount of any Assumed Obligations recognized as part of the consideration for Tax purposes), among each class of the Assets, in compliance with the principles of Code Section 1060 and applicable Treasury Regulations thereunder.  Seller and Buyer agree to timely and properly prepare, execute and file with the Internal Revenue Service pursuant to Code Section 1060 an IRS Form 8594 or any successor form thereto regarding the allocation of the Purchase Price in accordance with such agreed allocation and refrain from taking any action inconsistent therewith, except as required pursuant to applicable law.
ARTICLE 3
ADJUSTMENTS AND SETTLEMENT
3.1    Adjustments.
(a)The value of the Pre-Closing Capital Contributions shall be subject to cash adjustments pursuant to this Article 3.
(b)    The Parties shall use all Commercially Reasonable Efforts to agree upon the adjustments set forth in this Article 3, and to resolve any differences with respect thereto. Except as provided herein, no adjustments shall be made after delivery of the Final Settlement Statement.
3.2    Preliminary Settlement Statement. Not later than five (5) Business Days before the Closing Date, and after consultation with Buyer, Seller shall deliver to Buyer a written statement (the “Preliminary Settlement Statement”) setting forth the Purchase price, the Pre-Closing Capital Contributions and each component included in the Purchase Price, as determined in good faith by Seller that are described in the definition thereof, with Seller’s calculation of such items in reasonable detail, based on information then available to Seller. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments.
3.3    Final Settlement Statement. Not later than 180 days after the Closing Date and after consultation with Buyer, Seller shall deliver to Buyer a revised settlement statement showing in reasonable detail its calculation of the items described in the definition of Pre-Closing Capital Contributions along with other adjustments to the Purchase Price contemplated in this Agreement (said revised statement and the calculation thereof shall be referred to as the “Final Settlement Statement”).
3.4    Dispute Procedures. The Final Settlement Statement shall become final and binding on the Parties on the 45th day following the date the Final Settlement Statement is received by Buyer, unless prior to such date Buyer delivers written notice to Seller of its disagreement with the Final Settlement Statement (a “Settlement Notice”). Any Settlement Notice shall set forth Buyer’s proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which Buyer proposes such changes. If Buyer has timely delivered a Settlement Notice, Buyer and Seller shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by Buyer and Seller by the 30th day following Seller’s receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within ten (10) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Independent Accountants’ determination of the disputed items shall be final and binding upon the Parties, and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal.
3.5    Payments. If the final calculated amount as set forth in the Final Settlement Statement exceeds the estimated calculated amount as set forth in the Preliminary Settlement Statement, then Buyer shall pay to Seller the aggregate amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then Seller shall pay to Buyer the aggregate amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.4.
3.6    Access to Records. The Parties shall grant to each other full access to the records and relevant personnel to allow each of them to make evaluations under this Article 3.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:
4.1    Valid Organization.
(a)Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by the Transaction Documents to which it is a party, except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.
(b)    The Entities are limited liability companies duly formed, validly existing and in good standing under the laws of the State of Delaware, and are duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to has all requisite limited liability company power and authority, to own or otherwise hold and operate its assets except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.
4.2    Capitalization as to Entities.
(a)The Lucerne 1 Interests constitute 100% of the outstanding ownership interests in Lucerne 1 and the Lucerne 2 Interests constitute 100% of the outstanding ownership interests in Lucerne 2.
(b)Neither Entity is a party to any written or oral agreement for, and have not granted or issued, or agreed to grant or issue, to any Person any option or right for, the purchase, subscription, allotment or issue of any unissued interests, units or other securities of the Entities. The Entities have no subsidiaries nor own equity interests in any other Person.
4.3    Authorization. Seller has full limited partnership power and authority to enter into the Transaction Documents to which Seller is a party and carry out the transactions contemplated thereby. The Entities have full limited liability company power and authority to enter into the Transaction Documents to which each is a party and carry out the transactions contemplated thereby. This Purchase Agreement has been duly executed and delivered by Seller. The Transaction Documents constitute, or upon execution and delivery will constitute, as applicable, valid and binding agreements of Seller and the Entities, as applicable, enforceable against Seller and such Entity, as applicable, in accordance with their terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
4.4    Consents, Approvals, Authorizations and Governmental Regulations.

(a)Except as set forth on Schedule 4.4, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Seller or the Entities in connection with the execution, delivery or enforceability of the Transaction Documents or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
(b)Except as set forth in Schedule 4.4, (i) all material Permits of all Governmental Authorities required or necessary for Seller and at Closing, the Entities to own and operate the Assets in the places and in the manner currently owned or operated, have been obtained, and are in full force and effect, (ii) Seller and its Affiliates have received no written notification concerning, and there are no violations that are in existence with respect to the Permits, and (iii)  no Proceeding is pending or threatened with respect to the revocation or limitation of any of the Permits. Notwithstanding anything herein to the contrary, the provisions of this Section 4.4(b) shall not relate to or cover any matter relating to or arising out of any Environmental Laws (an “Environmental Matter”), which shall be governed by Section 4.14.
4.5    No Violation. Neither the execution and delivery of the Transaction Documents nor the performance by Seller of its obligations under this Purchase Agreement nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth on Schedule 4.4, (a) violate any provision of the respective governing documents of Seller or the Entities, (b) violate, constitute a breach of or result in the creation or imposition of any lien or encumbrance upon the Lucerne Interests or the Assets under any agreement or commitment to which Seller or an Entity is a party or by which Seller or the Entities are bound or otherwise, or (c) to the Knowledge of Seller, violate any statute or law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Seller or the Entities are subject, except where such violation of any provision in clauses (b) and (c) would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
4.6    Title to the Lucerne Interests; Encumbrance. The Lucerne Interests constitute all of the limited liability company interests in the Entities. Seller has good and valid title to the Lucerne Interests free and clear of all liens, security interests and encumbrances created by Seller, and such Lucerne Interests are duly authorized, validly issued, fully paid, and nonassessable. Without limiting the generality of the foregoing, the Lucerne Interests are not subject to any voting trust, shareholder agreement, or similar agreement and were not issued in violation of any pre-emptive rights.
(b)    As of Closing, the Entities will not have any Subsidiaries or own, directly or indirectly, any equity interest in any other Person.
4.7    Environmental Matters. Except as set forth in Schedule 4.7:
(a)to Seller’s Knowledge, Seller, its Affiliates and the Entities, and to Seller’s Knowledge any predecessors in interest to the Real Property Interests, have not caused or allowed the generation, use, treatment, manufacture, storage, or disposal of Hazardous Materials at, on or from the Assets, except in accordance with all applicable Environmental Laws;
(b)to Seller’s Knowledge, there has been no release of any Hazardous Materials, and to Seller’s Knowledge by any predecessor in interest to the Assets, of any Hazardous Materials at, on, from or underlying any of the Real Property Interests other than such releases that (i) are not required to be reported to a Governmental Authority, (ii) have been reported to the appropriate Governmental Authority, or (iii) were in compliance with applicable Environmental Laws;
(c)to Seller’s Knowledge, Seller and at Closing, the Entities have secured all permits required under Environmental Laws for the ownership, use and operation of the Assets and Seller and at Closing, the Entities are in compliance with such permits;
(d)Seller, its Affiliates and the Entities have not received written inquiry or notice of any actual or threatened Claim related to or arising under any Environmental Law relating to the Assets;
(e)Neither Seller nor the Entities are currently operating or required to be operating any of the Assets under any compliance order, a decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law or any Law regarding health or safety in the work place;
(f)Seller, and to Seller’s Knowledge all predecessors in interest to the Real Property Interests, have owned, used and operated the Assets in compliance with Environmental Laws, except for any non-compliance which has been remediated and brought into compliance with Environmental Laws; and
(g)to Seller’s Knowledge, none of the off-site locations where Hazardous Materials from any of the Assets have been transported, stored, treated, recycled, disposed of or released has been designated as a facility that is subject to a Claim under the Environmental Laws..
4.8    Litigation; Compliance with Laws. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of Seller, threatened against Seller with respect to the Lucerne Interests owned by it, or against the Entities, the property or the assets of the Entities, before any arbitrator or Governmental Authority. There is no injunction, restraining order or Proceeding pending against Seller or the Entities or that restrains or prohibits the consummation of the transactions contemplated by this Purchase Agreement. There is no To the Knowledge of Seller, the Entities and the assets owned by each have been owned and operated in compliance with applicable laws, except for any non-compliance which has been timely brought into compliance therewith.
4.9    Material Contracts. The Material Contracts constitute all contracts entered into by an Entity or by Seller with respect to the Assets and the Lucerne Interests or that are material to the business of the Entities taken as a whole. Seller has not received as of the Effective Date notice of breach or default under of any Material Contract which breach or default has not been cured or remedied. Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of Seller, and to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms. Except where such breaches or defaults would not have, individually or in the aggregate, a Material Adverse Effect, there does not exist (a) any breach or default by the Seller and (b) to the Knowledge of Seller, any breach or default by any other Person.
4.10    No Broker. Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Buyer or the Entities for any brokerage commission, finder’s fee or other similar payment.
4.11    Real Property and Rights of Way. Schedule 4.11 contains a list of all Real Property Interests owned by each Entity. To Seller’s Knowledge, the Real Property Interests owned by the Entities are all of the Real Property Interests necessary for Seller and at Closing, the Entities to own, use and operate the Assets as the Assets are currently owned, used and operated. Each Entity has title to each parcel of real property comprising the Real Property Interests free and clear of all Liens or preferential or similar rights to purchase except (i) Permitted Liens, (ii) zoning and building restrictions, easements, covenants, rights of way and other similar restrictions of record, or (iii) any condition that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of the Real

Property Interests or of any land register or other public register pertaining thereto made prior to the Closing.
4.12    Personal Property. Each Entity has title to its Personal Property free and clear of all Liens except Permitted Liens.
4.13    Taxes. (a)    Except with respect to ad valorem Taxes for the year in which Closing occurs, all Taxes due and owing or claimed to be due and owing (whether such claim is asserted before or after the Effective Time) from or against each Entity or Seller arising from or related to the Assets, or the operation thereof, prior to the Effective Time have been or will be timely paid in full; and
(b)    The Seller is not under Tax audit or Tax examination by any Governmental Authority with respect to the Assets. There are no Claims now pending against Seller with respect to the Assets, or threatened against Seller with respect to the Assets with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax.
4.14    No Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Code and in any regulations promulgated thereunder.
4.15    Intellectual Property.
(a)    Neither Seller nor either Entity has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the ownership, use or operation of the Assets; and
(b)    To Seller’s Knowledge the ownership, use and operation of the Assets have not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights or trade secrets of any other Person.
4.16    Employee Matters. At no time prior to the Closing Date will either Entity have had any employees.
4.17    Benefit Plan Liabilities. At no time prior to the Closing Date will either Entity have maintained any Benefit Plans and neither Entity has any liability with respect to any Benefit Plans.
4.18    Bank Accounts. Except as set forth on Schedule 4.18, neither Entity has any accounts or safe-deposit boxes with banks, trust companies, savings and loan associations, or other financial institutions.
4.19    Undisclosed Liabilities. To Seller’s Knowledge, there are no liabilities or obligations of either Entity (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations disclosed in Schedule 4.19, and (ii) current liabilities incurred in the Ordinary Course of Business.
4.20    No Other Representations or Warranties; Schedules. Seller makes no other express or implied representation or warranty with respect to the Entities, the Assets, or the transactions contemplated by this Purchase Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Purchase Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:
5.1    Valid Organization. Buyer is a limited partnership, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement, except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.
5.2    Authorization. Buyer has all requisite power and authority to enter into this Purchase Agreement, to carry out the transactions contemplated hereby and to acquire and own the Lucerne Interests. This Purchase Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
5.3    Consents. Except as set forth on Schedule 5.3, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Buyer in connection with the execution, delivery or enforceability of this Purchase Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
5.4    No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Buyer of its obligations under this Purchase Agreement, nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth in Schedule 5.3: (a) violate any provision of the constituent organizational documents of Buyer, or (b) to the knowledge of Buyer, violate any statute or law or any judgment, decree, order, permit, regulation or rule of any court or Governmental Authority to which Buyer is subject or any contract to which Buyer is a party or by which it is bound.
5.5    Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any arbitrator or Governmental Authority, which questions or challenges the validity of this Purchase Agreement or any action taken or to be taken by Buyer pursuant to this Purchase Agreement or in connection with the transactions contemplated by this Purchase Agreement, and Buyer does not know of any such action, proceeding or investigation which is probable of assertion.
5.6    Acquisition as Investment. Buyer is acquiring the Lucerne Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person, other than to an Affiliate. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representations and warranties of Seller expressly set forth in this Purchase Agreement), its own analysis of the Entities for the purpose of acquiring the Lucerne Interests and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Lucerne Interests are not registered under the Securities Act of 1933, as amended (the “1933 Act”) and that none of the Lucerne Interests may be transferred, except as permitted under the 1933 Act and applicable state securities laws pursuant to registration or an applicable exemption under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.
5.7    No Broker. Buyer has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Seller for any brokerage commission, finder’s fee or other similar payment.
5.8    No Knowledge of Misrepresentations or Omissions. Buyer has no Knowledge that any representation or warranty of Seller contained in this Purchase Agreement or any agreement contemplated hereby is not true and correct in all material respects, and Buyer has no Knowledge of any material errors in, or material omissions from, the Exhibits and Schedules to this Purchase Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.
ARTICLE 6
CERTAIN DISCLAIMERS
6.1    “AS IS, WHERE IS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PURCHASE AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO THE PROPERTY OR THE ASSUMED OBLIGATIONS, AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE OR ORDINARY PURPOSE OR ANY REPRESENTATION OR WARRANTY AS TO VALUE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SHALL CONVEY TO THE ENTITIES THE ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO TITLE, QUALITY, MERCHANTABILITY OR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, IN ALL CASES EXCEPT AS EXPRESSLY PROVIDED HEREIN, OR IN THE TRANSACTION DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED AT THE CLOSING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER AGREES TO ACCEPT THE PROPERTY “AS-IS”, “WHERE-IS”, IN ITS PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO ITS TITLE, QUALITY, MERCHANTABILITY OR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, IN ALL CASES, EXCEPT AS EXPRESSLY PROVIDED HEREIN, OR IN THE DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED AT THE CLOSING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. ALL REPRESENTATIONS AND WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN, ARE EXCLUDED. SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER OR THE OTHER MEMBERS OF BUYER GROUP, INCLUDING WITH RESPECT TO SELLER, ENTITIES, THE LUCERNE INTERESTS, THE ASSETS, OR THE ASSUMED OBLIGATIONS. IN ENTERING INTO THIS PURCHASE AGREEMENT, BUYER HAS HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AS IT CONSIDERED APPROPRIATE.
6.2    Title to Real Property Interests. Except as set forth in Section 4.11, Buyer acknowledges that Seller does not makes any warranty or representation, either express or implied, (a) as to title to, or any encumbrances of or on, any Real Property Interests, or (b) as to the completeness or contiguity of any Real Property Interests. Seller shall provide or cause to be provided for inspection, at Buyer’s request, any instruments and conveyances in Seller’s possession or control which evidence Seller’s right, title and interests in and to the Lucerne Interests.
6.3    Certain Disclaimers. Except as otherwise expressly set forth in this Purchase Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transactions contemplated hereby:
(a)Buyer expressly acknowledges that neither Seller nor any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding Seller, the Lucerne Interests, the Assumed Obligations, except as expressly set forth in this Purchase Agreement or in the documents and agreements executed and delivered at the Closing in connection with the transactions contemplated hereby, and Buyer further agrees that neither Seller nor any other Person shall have or be subject to any liability to Buyer or to any other Person resulting from the distribution to Buyer and the other members of Buyer Group, or its or their use of, and Buyer agrees that it shall be deemed to have not relied for any purpose on, any such information, document or material made available to Buyer, including management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information;
(b)Buyer expressly acknowledges (i) the disclaimers of Seller, including those set forth in Sections 6.1 and 6.3(a) above, and (ii) that there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by Seller to Buyer Group, including management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information, that Buyer is aware of and familiar with such uncertainties and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) in connection with the transactions contemplated by this Purchase Agreement. Accordingly, Seller makes no representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Buyer acknowledges that it has had sufficient opportunity to make whatever investigation it has deemed necessary and advisable for purposes of determining whether or not to enter into this Purchase Agreement.
ARTICLE 7
COVENANTS
7.1    Conduct of Business. Seller covenants and agrees that from and after the execution of this Agreement and until the Closing:
(a)    Without the prior written consent of Buyer, (i) Seller will not, and will not permit the Entities to sell, transfer, assign, convey or otherwise dispose of any Assets other than (A) the transfer of the Excluded Assets; (B) the sale of inventory in the Ordinary Course of Business or (C) the sale or other disposition of equipment or other Personal Property which is replaced with equipment or other Personal Property of comparable or better value and utility; (ii) except for the existing Lucerne 2 Plant, modify in any respect the Assets that will require a capital expenditure in excess of $1,000,000 except for previously approved projects; (iii) make any adverse change in its sales, credit or collection terms and conditions relating to the Assets; (iv) do any act or omit to do any act which will cause a material breach in any Contract; or (v) unless disputed in good faith, fail to pay when due all amounts owed under the Contracts;

(b)Without the prior written consent of Buyer, Seller will not allow the Entities to create or permit the creation of any Lien on any Asset other than Permitted Encumbrances;
7.2    Casualty Loss.. Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware prior to the Closing. If a Casualty Loss occurs and such Casualty Loss would reasonably be expected to have a Material Adverse Effect (a “Material Casualty Loss”), Buyer shall have the right to extend the Closing Date for up to forty-five (45) days for the purpose of repairing or replacing the Assets destroyed or damaged by the Material Casualty Loss. The costs to repair or replace the Assets destroyed or damaged by the Material Casualty Loss shall be borne by Seller. Any insurance, condemnation or taking proceeds as a result of a Casualty Loss occurring prior to Closing shall be for the account of Seller, and each Party shall execute such assignments, releases, resolutions or other documents as may be necessary to vest such proceeds as set forth above.
7.3    Access, Information and Access Indemnity.
(a)    Prior to Closing, Seller will make available at Seller’s offices to Buyer and Buyer’s authorized representatives for examination as Buyer may reasonably request, all Records; provided, however, such material shall not include (i) any proprietary data which relates to another business of Seller or its Affiliates and is not primarily used in connection with the continued ownership, use or operation of the Assets, (ii) any information subject to Third Party confidentiality agreements for which a consent or waiver cannot be secured by Seller or its Affiliates after reasonable efforts, or (iii) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications.
(b)    Subject to subsection (a) above, Seller shall permit Buyer and Buyer’s authorized representatives to consult with employees of Seller and its Affiliates during the business hours of 8:00 a.m. to 5:00 p.m. (local time), Monday through Friday and to conduct, at Buyer’s sole risk and expense, inspections and inventories of the Assets and to examine all Records over which Seller and its Affiliates have control. Seller shall also coordinate, in advance, with Buyer to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access.
(c)BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER’S INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT PRIOR TO CLOSING, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THE FOREGOING OBLIGATION OF BUYER SHALL NOT APPLY WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS TO THE EXTENT EXISTING PRIOR TO THE CONDUCT OF SUCH DUE DILIGENCE WHICH ARE DISCOVERED DURING SUCH DUE DILIGENCE. Buyer shall comply in all material respects with all rules, regulations, policies and instructions issued by Seller or any Third Party operator regarding Buyer’s actions prior to Closing while upon, entering or leaving any property included in the Assets, including any insurance requirements that Seller may impose on contractors authorized to perform work on any property owned or operated by Seller.
7.4    Limitation on Casualty Losses and Other Matters. Notwithstanding any provision herein to the contrary, if either Party reasonably determines that the anticipated aggregate value of any Casualty Losses and a good faith estimate of Seller’s liability with respect to breaches of representations and warranties of which either Seller or Buyer has provided notice to the other prior to Closing, exceeds $3,000,000, then such Party shall provide written notice to the other of such determination together with the notifying Party’s calculations of the estimated costs, payments, reductions and liabilities supporting such determination. Notwithstanding Section 9.1(c) upon the other Party’s receipt of such notice, the Party receiving the notice shall have the right to terminate this Agreement at any time prior to Closing upon ten (10) days written notice to the other Party.
7.5    Supplements to Exhibits and Schedules. Seller may, from time to time, by written notice to Buyer at any time prior to the Closing Date, supplement or amend the Exhibits and Schedules to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained. Buyer shall have a minimum of five (5) Business Days to review such supplement or amendment and the Closing shall be extended as required to allow Buyer to do so; provided, however, if Buyer reasonably determines that any individual new disclosure item set forth in any such supplement or amendment would increase the amount of the Assumed Obligations by more than $100,000, then Buyer shall notify Seller of such determination together with Buyer’s calculations of such increase in the amount of the Assumed Obligations. Promptly upon Seller’s receipt of such written notice, the Parties shall endeavor in good faith to agree to a value to be paid by Seller to Buyer therefor or other mutually agreeable remedy to address the matters which are the subject of such supplement(s) and amendment(s) to the Exhibits and Schedules. If within fifteen (15) days of Seller’s receipt of such written notice, the Parties have not agreed to a value to be paid by Seller to Buyer therefore or another mutually agreeable remedy, Buyer shall have the right to terminate this Agreement at any time during the five (5) Business Days following the expiration of such fifteen (15) day period by provision of written notice to Seller. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment will be effective to cure and correct for all purposes any breach of any representation or warranty that would have existed if such supplement or amendment had not been made.
7.6    Tax Covenants; Preparation of Tax Returns. Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Entities and also shall cause the Entities to pay the Taxes due with respect thereto; provided, however, that the Buyer shall promptly reimburse Seller for the portion of such Taxes attributable to the ownership of the Lucerne Interests after the Closing Date, to the extent not accrued in the Final Settlement Statement. The Parties shall cause Seller to allow the Buyer to review, comment upon and reasonably approve without undue delay any Tax Return at any time during the twenty (20) day period immediately preceding the filing of such Tax Return.
7.7    Like-Kind Exchange. Seller shall have the right at any time prior to closing to assign all or a portion of its rights (but not its obligations) under this Purchase Agreement to a qualified intermediary in order to accomplish the transactions contemplated by this Purchase Agreement in a manner that would comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. If Seller assigns its rights under this Purchase Agreement for this purpose, Seller shall provide Buyer with prior written notice and Buyer agrees that, if so requested by Seller, it will (a) provide a written acknowledgement of Seller’s assignment of its rights in this Purchase Agreement for the sole purpose herein described and (b) pay the Purchase Price into a qualified escrow or qualified trust account at closing as directed in writing by Seller. Any assignment of this Purchase Agreement to a qualified intermediary shall not release Seller from any of its liabilities or obligations to Buyer under this Purchase Agreement. Seller shall be solely responsible to designate and obtain exchange property and to otherwise comply with Section 1031 of the Code. The rights of the Parties shall not be affected by any determination that the transaction does not qualify as a like-kind exchange.
7.8    Confidentiality.
(a)Buyer acknowledges that all information provided to any of it and its Affiliates (including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) by Seller (including for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) is confidential.
(b)Buyer agrees that, from and after the Effective Date, Buyer shall, and shall cause its Affiliates (including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) to keep the Seller Information confidential, except to the extent that disclosure of any such Seller Information is requested or required by law (by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process) or legal or administrative process or authorized by Seller or reasonably occurs in connection with disputes over the terms of this Purchase Agreement. The provisions of this Section 7.8 shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Buyer of its obligations hereunder. Furthermore, notwithstanding the foregoing, Buyer shall be permitted to disclose the Seller Information to any of its Affiliates, investors, employees, officers, representatives (such as counsel, auditors or consultants) and board members, provided that such Affiliates and other Persons comply with the terms of this Section 7.8(a).
7.9    Records. For a period of seven (7) years following the Closing Date, Buyer shall use Commercially Reasonable Efforts to provide to Seller (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to make copies of any books, records or accounts relating to the Lucerne Interests through and including the Closing Date in Buyer’s possession and control (and if not in Buyer’s possession or control, then Buyer shall provide reasonable assistance to the Entities in favor of providing the same) at Seller’s expense. Seller shall consult with Buyer so that such visits do not unreasonably interfere with Buyer’s post-Closing normal operations. Buyer shall not destroy or dispose of any such books, records and accounts for a period of at least seven (7) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to Seller such books, records and accounts which Buyer may intend to destroy or dispose of.
7.10    Consents. Each Party shall use its Commercially Reasonable Efforts to cause the transactions contemplated by this Purchase Agreement to be consummated and, without limiting the generality of the foregoing, to make all filings with and give all notices to, Governmental Authorities and other Third Parties which may be necessary or reasonably required in connection with the consummation of the transactions contemplated by this Purchase Agreement; provided, however, notwithstanding any other provisions of this Purchase Agreement, it shall be Buyer’s sole responsibility and Buyer shall use its reasonable efforts to obtain all consents, authorizations, and approvals of or by, and to make all filings with or notices to, (i) Third Parties which may be necessary or reasonably required in order for Buyer to obtain rights to any Material Contract, and (ii) Governmental Authorities to consummate the transactions contemplated by this Purchase Agreement; provided in each case that Seller agrees to reasonably cooperate with Buyer in Buyer’s efforts to obtain such consents.
7.11    Litigation Assistance. After the Closing Date and until the seventh (7th) anniversary thereof, each Party shall use Commercially Reasonable Efforts to provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any Third Party litigation and proceedings or liabilities related to the Lucerne Interests, the Assets, the Assumed Obligations or the Excluded Liabilities; provided that nothing herein shall require the assisting Party to create, recreate, generate or obtain, in connection with rendering such assistance, any records, analyses or other documents not then in the possession or control of such assisting Party. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting

Party.
7.12    Further Assurance. On and after the Closing Date, the Parties shall cooperate and use their respective Commercially Reasonable Efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and contemplated transactions.
ARTICLE 8
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer under this Purchase Agreement to close the purchase and sale of the Lucerne Interests shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:
8.1    Representations and Warranties True. The representations and warranties of Seller contained in this Purchase Agreement shall be in all material respects true and accurate as of the Closing Date, except for (a) representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time), and (b) changes permitted or contemplated by this Purchase Agreement.
8.2    Performance. Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Seller on or prior to the Closing Date.
8.3    Consents. All consents and approvals set forth on Schedule 8.3 that are necessary for Seller to sell the Lucerne Interests shall have been obtained.
8.4    Litigation. No action or proceeding shall have been brought by any Governmental Authority or other Person (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the sale of the Lucerne Interests by Seller to Buyer as contemplated hereby.
8.5    Closing Deliverables. Seller shall have delivered to Buyer the executed documents to be delivered by it as provided in Section (b) in the forms attached hereto as Exhibits C, D, E, and F.
8.6    Material Adverse Effect. No event shall have occurred which would result in a Material Adverse Effect.
ARTICLE 9
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller under this Purchase Agreement to close the purchase and sale of the Lucerne Interests shall be subject to the satisfaction or waiver by Seller of each of the following conditions:
9.1    Representations and Warranties True. The representations and warranties of Buyer contained in this Purchase Agreement shall be in all material respects true and accurate as of the Closing Date, except for (a) representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time), and (b) changes permitted or contemplated by this Purchase Agreement.
9.2    Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
9.3    Consents. All consents and approvals set forth on Schedule 9.3 that are necessary for Buyer to own the Lucerne Interests shall have been obtained.
9.4    Litigation. No action or proceeding shall have been brought by any Governmental Authority or other Person (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the sale of the Lucerne Interests by Seller to Buyer as contemplated hereby.
9.5    Purchase Price and Undertakings. Buyer shall have delivered by wire transfer to the Seller (or its designee) the Purchase Price pursuant to Section 2.2.
9.6    Closing Deliverables. Buyer shall have delivered to Seller the executed documents provided in Section (b) in the forms attached hereto as Exhibits C, D, E, and F.
ARTICLE 10
CLOSING
10.1    Closing. The consummation of the purchase and sale of the Lucerne Interests contemplated by this Purchase Agreement (the “Closing”) shall be held on the Closing Date at the offices of Seller, or such other place as the Parties may agree in writing.
10.2    Closing Date. The “Closing Date” shall be March 28, 2014, or such other time as the Parties may agree, subject to the satisfaction or waiver of the Closing conditions set forth in Article 8 and Article 9. The Closing shall be effective at the Effective Time.
ARTICLE 11
TERMINATION
11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned as follow:
(a)    Seller and Buyer may elect to terminate this Agreement at any time prior to the Closing by mutual written consent thereof;
(b)    Either Seller or Buyer by written notice to the other may terminate this Agreement if the Closing shall not have occurred on or before April 30, 2014; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement;
(c)    Seller and Buyer may each terminate this Agreement at any time on or prior to the Closing if either Buyer, on the one hand, or Seller, on the other hand, shall have materially breached any representations, warranties or covenants thereof herein contained (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) with the sum of such breach or breaches reasonably expected to have a Material Adverse Effect and the same is not cured within thirty (30) days after receipt of written notice thereof from the applicable non-breaching Party; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any representations, warranties or covenants of such Party; and

(d)In addition to the foregoing, any Party may terminate this Agreement to the extent such termination is expressly authorized by another provision of this Agreement.
11.2    Effect of Termination Prior to Closing. If Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.1, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve any Party from any liability for any willful breach of this Agreement, and (ii) the provisions of Article 14 shall survive any termination of this Agreement.
ARTICLE 12
INDEMNIFICATION
12.1    Indemnification.
(a)Indemnification Obligation of Seller. Subject to the provisions of this Article 12 (including Section 12.2), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and its and their officers, directors, employees, partners, members, agents, representatives and contractors (collectively, “Buyer Group”) from and against any and all Losses incurred by Buyer Group which result from, relate to or arise out of the following:
(i)any breach or inaccuracy in any representation or warranty (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) of Seller contained in Article 4 of this Purchase Agreement;
(ii)any material breach by Seller of any covenant or other obligation of Seller contained in this Purchase Agreement;
(iii)the Excluded Assets; or
(iv)the Excluded Liabilities.
(b)Indemnification Obligation of Buyer. Subject to the provisions of this Article 12 (including Section 12.2), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller and its officers, directors, employees, partners, members, agents, representatives and contractors (collectively, “Seller Group”) from and against any and all Losses (other than the Excluded Assets and Excluded Liabilities which are retained by Seller) incurred by Seller Group which result from, relate to or arise out of the following:
(i)any material breach or inaccuracy of any representation or warranty (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) of Buyer contained in Article 5 of this Purchase Agreement;
(ii)any material breach by Buyer of any covenant or other obligation of Buyer contained in this Purchase Agreement; or
(iii)the Assumed Obligations.
12.2    Limitations on Liability.
(a)Deductible and Cap. Seller shall not have any indemnification obligations for Buyer Group’s Losses under Section 12.1(a)(i) unless the aggregate total of such Losses exceeds $1,000,000 and then only to the extent such Losses exceed $1,000,000; provided that in calculating Buyer Group’s aggregate total Losses, individual Losses with respect to a single incident or matter in amounts less than $100,000 shall be disregarded. Furthermore, in no event shall Seller’s aggregate liability for indemnification under Section 12.1(a)(i) exceed $10,000,000. The limitations on indemnification set forth in this Section 12.2(a) shall not apply to Losses related to any breach of Seller’s Fundamental Representations; provided that in no event shall Seller’s aggregate liability for indemnification with respect to all claims hereunder including for Losses related to any breach of by Seller of its Fundamental Representations exceed an amount equal to the Purchase Price.
(b)Timeliness. Neither Party shall have an obligation to indemnify the other Party with respect to a matter if such other Party fails to deliver written notification of a claim for indemnification under Section 12.3(a) for such matter before the expiration of the applicable survival period set forth in Section 12.4.
(c)No Knowledge. Buyer shall not be entitled to indemnification under this Article 12 if it had knowledge prior to or on the Closing Date of the breach of any representation, warranty, covenant, agreement or obligation with respect to which Buyer is seeking indemnification under this Article 12. A Party shall promptly notify the other Party of any breach of any representation, warranty, covenant or agreement of the other Party made hereunder of which such Party has knowledge prior to or on the Effective Date.
12.3    Other Provisions Relating to Indemnification.
(a)Notices, etc. Each Person entitled to indemnification pursuant to this Purchase Agreement (the “Indemnified Party”) shall, upon obtaining knowledge of facts indicating that it may have a basis for a claim for indemnification hereunder, including receipt by it of notice of any demand, assertion, claim or proceeding by any Third Party (any such Third Party proceeding being referred to as a “Third Party Action”) with respect to any matter as to which it may be entitled to indemnity hereunder, give prompt notice thereof in writing to the Person obligated hereunder to provide such indemnification (the “Indemnifying Party”), together with a statement including as much detail as is reasonably available under the circumstances, identifying the basis of and facts underlying such claim and a good faith estimate of the Indemnified Party’s Losses.
(b)Right to Contest and Defend. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Purchase Agreement; provided, however, that notice of the intention to contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days following receipt of the notice provided for in Section 12.3(a) above. Any Third Party Action which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Third Party Action shall be conducted by counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such Third Party Action and to be represented by counsel of its own choosing at its cost and expense; provided that, if the defendant(s) in any Third Party Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that (i) there may be legal defenses available to it that are inconsistent with those defenses available to the Indemnifying Party, or (ii) if there is a conflict of interest that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party (clauses (i) and (ii) collectively, “Differences or Conflicts”), then the Indemnified Party shall have the right to engage separate counsel at the cost and expense of the Indemnifying Party. If the Indemnified Party joins in any such Third Party Action, the Indemnifying Party shall have full authority, absent any Differences or Conflicts, to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Third Party Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment, compromise or settlement by the Indemnifying Party of the asserted Third Party

Action, which consent, absent any Differences or Conflicts, shall not be unreasonably withheld; provided, however, that such consent of the Indemnified Party shall not be required in the event the payment, compromise or settlement by the Indemnifying Party of the asserted Third Person Action (i) involves only the payment of money, and not the imposition of injunctive or other equitable relief, (ii) unconditionally releases the Indemnified Party from all liability arising out of such Third Person Action, and (iii) does not include a statement as to or an admission of fault on the part of the Indemnified Party.
(c)Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Action, or any cross-complaint against any Person; provided that the Indemnifying Party shall reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating at the request of the Indemnifying Party.
(d)Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Action against the Indemnified Party and conferences with representatives of or counsel for such Persons.
(e)Duty to Mitigate. The Parties shall have a duty to mitigate any Losses to which a right of indemnity applies hereunder.
(f)Exclusive Remedy. From and after the Closing Date, the indemnification provisions contained in this Article 12 shall constitute the sole remedy of the Parties for all claims arising from or relating to this Purchase Agreement or any of the instruments or transactions contemplated hereby (other than any remedies that are expressly set forth in any ancillary agreement referred to herein).
(g)Severability of Indemnification Provisions. If any indemnity obligation set forth in this Article 12 or the application of any part thereof is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under applicable law, then, but only in such event, such indemnity obligation or part thereof shall be modified, read, construed and enforced to the maximum extent permitted by law, and any remaining obligations or part thereof of such indemnity obligation that is valid and enforceable shall remain in full force and effect and be binding on the Parties.
12.4    Survival of Provisions and Indemnification Obligations.
(a)The representations and warranties of the Parties set forth in Article 4 and Article 5 of this Purchase Agreement shall survive the Closing for one (1) year from the Closing; provided, however, that the Fundamental Representations of the Parties shall survive the Closing indefinitely.
(b)The covenants and the indemnification obligations (other than with respect to the representations and warranties of the Parties, which shall be governed by Section 12.4(a) above) of the Parties set forth in this Purchase Agreement shall survive the Closing as follows:
(i)in the case of covenants of the Parties (other than the covenants set forth in Section 7.8(a)), until the first (1st) anniversary of the Closing Date, or otherwise in accordance with their terms;
(ii)in the case of the covenants of the Parties set forth in Section 7.8(a), until the third (3rd) anniversary of the Closing Date; and
(iii)in the case of the indemnification obligations of the Parties set forth in Sections 12.1(a)(iii), 12.1(a)(iv) and 12.1(b)(iii), indefinitely.

(c)Notwithstanding the foregoing, in the event a claim for indemnification is made in accordance with the provisions hereof on or before the expiration of the applicable survival period for the provision under which such claim is made, the obligations of the Indemnifying Party shall continue as to such claim until it has been finally resolved.
12.5    Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article 12 as adjustments to the Purchase Price for Tax purposes, except as otherwise required by law following a final determination by the United States Internal Revenue Service or a Governmental Authority with competent jurisdiction.
ARTICLE 13
TAXES AND CHARGES
13.1    Transfer Taxes. If and to the extent that any transfer, excise, stamp, sales, or other taxes are or become due and payable in connection with the transfer of the Lucerne Interests pursuant to this Purchase Agreement, any such taxes shall be paid by Buyer. Seller and Buyer shall use Commercially Reasonable Efforts to assist and cooperate with each other in connection with establishing the applicability of any exemption from any transfer taxes.
ARTICLE 14
MISCELLANEOUS PROVISIONS
14.1    Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable for consequential, incidental, exemplary, special, indirect or punitive damages (including lost profits, loss of production, diminution in value or other damages attributable to business interruption) arising under or in connection with this Purchase Agreement. The exclusion of consequential, incidental, indirect, special or punitive damages as set forth in the preceding sentence shall not apply to any such damages sought by Third Parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to Article 12.
14.2    Amendment and Modification. Subject to applicable law, this Purchase Agreement may only be amended, modified and supplemented by written agreement of the Parties to this Purchase Agreement.
14.3    Waiver of Compliance. Any failure of any Seller, on the one hand, or Buyer, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Purchase Agreement may be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
14.4    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, courier service, transmitted by facsimile, or mailed, certified or registered mail with postage prepaid:
(a)If to Seller, to the address first given for them, with a copy to:
DCP Midstream, LP
370 17th Street, Suite 2500
Denver, CO 80202
Attn:    Wouter T. van Kempen, Chairman of the Board, President and CEO
Telephone No: 303-605-1610
Facsimile No: 303-605-2225

with a copy to:
DCP Midstream, LP
370 17th Street, Suite 2500
Denver, CO 80202
Attn:    Brent Backes, Group Vice President, General Counsel and Secretary
Telephone No: 303-605-1730
Facsimile No: 303-605-2226
or such other Person or address as Seller shall furnish Buyer in writing.
(b)If to Buyer, to:
DCP Midstream Partners, LP
370 17th Street, Suite 2500
Denver, CO 80202
Attn: William S. Waldheim, President
Telephone No.: 303-633-2220
Facsimile No: 303-605-2225
with a copy to:
DCP Midstream Partners, LP
370 17th Street, Suite 2500
Denver, Colorado 80202
Attn: Michael S. Richards, Vice President, General Counsel and Secretary
Telephone No.: 303-633-2912
Facsimile No.: 303-633-2921
or to such other Person or address as Buyer shall furnish to Seller in writing.
14.5    Assignment. This Purchase Agreement and all of the provisions of this Purchase Agreement shall be binding upon and inure to the benefit of the Parties to this Purchase Agreement and their respective successors and permitted assigns, but neither Party may assign this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement without the prior written consent of the other Party. Notwithstanding any assignment by a Party hereunder, the assigning Party shall in all events remain primarily liable for the performance of all of its obligations hereunder, unless the other Party consents in writing and the proposed assignee expressly assumes as a condition to such assignment all of the assigning Party’s performance obligations hereunder. In the event a Party or any subsequent (direct or indirect) assignee of a Party assigns this Purchase Agreement or any of its rights or interests under Article 12 of this Purchase Agreement to a Third Party pursuant to the terms hereof and the assigning Party is thereby released, the assigning Party shall no longer have any rights to make a claim for indemnification under Article 12 following such assignment. Any purported assignment in violation of this Section 14.5 shall be voidable at the option of the non-assigning Party or Parties.
14.6    No Third Party Beneficiaries. Except as provided in Article 6 and Article 12, this Purchase Agreement is solely for the benefit of Seller and Buyer and their respective successors and assigns, and nothing in this Purchase Agreement shall confer any rights upon any other Person.
14.7    GOVERNING LAW. THIS PURCHASE AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER

JURISDICTION.
14.8    Consent to Jurisdiction. For purposes of enforcement of any arbitration awards pursuant to Article 15, Seller and Buyer (a) irrevocably submits to the exclusive jurisdiction of any Colorado state court in Denver, Colorado, or the United States District Court sitting in Denver, Colorado, and (b) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient. EACH PARTY WAIVES IRREVOCABLY ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY.
14.9    Counterparts. This Purchase Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
14.10    Exhibits and Headings. Information set forth in any Exhibit or Schedule to this Purchase Agreement is deemed to have been disclosed for all purposes of this Purchase Agreement. The headings contained in this Purchase Agreement are inserted for convenience only, do not constitute a part of this Purchase Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer.
14.11    Entire Agreement. This Purchase Agreement (including the Exhibits, Schedules, and other documents and ancillary agreements referred to herein, which form a part of this Purchase Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. There are no, and neither Party shall have any remedies or causes of action (whether in contract or in tort) for any, restrictions, promises, statements, warranties, covenants or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Purchase Agreement.
14.12    Representation By Counsel; No Strict Construction. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby and that the language used in this Purchase Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Purchase Agreement against the Party that drafted it has no application and is expressly waived.
14.13    Severability. Whenever possible, each provision or part thereof of this Purchase Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision or part thereof of this Purchase Agreement or the application of any such provision or part thereof to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part thereof.
14.14    Time of Essence. With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Purchase Agreement, time is of the essence.
14.15    Acknowledgement of Parties; Conspicuousness. EACH OF THE PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES (A) THAT IT HAS A DUTY TO READ THIS PURCHASE AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (B) THAT IT HAS IN FACT READ THIS PURCHASE AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS PURCHASE AGREEMENT. EACH PARTY FURTHER

AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS PURCHASE AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”.
ARTICLE 15
DISPUTE RESOLUTION
15.1    Dispute Resolution. In the event that any Arbitrable Dispute arises, the Parties shall first seek to resolve such disputes by negotiations as provided in this Article 15 between senior representatives who have authority to settle the controversy.
(a)Notification. When an Arbitrable Dispute exists, a Party has the right to give the other Party written notice of the Arbitrable Dispute.
(b)Meeting Between Senior Representatives. Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party’s receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representative at least three (3) Business Days’ notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Party’s senior representative within such fifteen (15) day period, the other Party may, at such Party’s sole option, either proceed to mediation under Section 15.2 or proceed directly to arbitration under Section 15.3.
(c)Confidentiality. All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.
15.2    Mediation. If the Arbitrable Dispute has not been resolved within thirty (30) days after a Party’s receipt of the notice provided in Section 15.1(a), either Party may initiate mediation of the Arbitrable Dispute by sending the other Party a written request that the Arbitrable Dispute be mediated. The Party receiving such a written request will promptly respond to the requesting Party so that both Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The dispute shall be mediated before a neutral, third party mediator applying by reference the Commercial Mediation Procedures of the American Arbitration Association within thirty (30) days after a Party’s receipt of the written request for mediation. If, within thirty (30) days after a Party’s receipt of the mediation notice, the Parties do not jointly select such mediator or do not schedule a mediation session or attend the scheduled mediation session, or if the mediation session conducted pursuant to this Section 15.2 does not result in a resolution of the dispute in question within three (3) Business Days after such conclusion of the mediation session, then either Party may proceed to arbitration under Section 15.3.
15.3    Arbitration. Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 15.1 or pursuant to Section 15.2 shall be resolved exclusively through final and binding arbitration using three (3) arbitrators applying by reference the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) as in effect on the date such dispute arises, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between the provisions of this Purchase Agreement and the AAA Rules or the Federal Arbitration Act, the provisions of this Purchase Agreement shall control.
(a)Arbitration must be initiated within the applicable time limits set forth in this Purchase Agreement and not thereafter or if no time limit is given in this Purchase Agreement, within the time period allowed by the applicable statute of limitations; provided, however, that if a Party files a notice of Arbitrable Dispute within the applicable time limits or limitations period but such Arbitrable Dispute is not resolved before the expiration of the applicable time limits or limitations period, the time period for initiating arbitration for that specific Arbitrable Dispute shall be extended for ninety (90) calendar days. Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.
(b)Notwithstanding anything in Section 15.1 or Section 15.2 to the contrary, if either Party deems that time is of the essence in resolving the Arbitrable Dispute, it may initiate arbitration and seek interim measures, if appropriate, and then comply with the provisions for negotiations and mediation as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.
(c)Claimant’s notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) day period, the AAA will name the arbitrator for Respondent’s account within thirty (30) days after expiration of such period. The two (2) arbitrators so appointed or named shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed or named. If the two (2) appointed or named arbitrators cannot reach agreement upon the third (3rd) arbitrator within the thirty (30) day period, the AAA shall promptly name an independent arbitrator to act as the third (3rd) arbitrator. At least one (1) arbitrator shall be a retired or former state or federal judge. The Parties each shall pay one-half (1/2) of the compensation and expenses of the arbitrators. All arbitrators must (a) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees, and (b) have experience in or be knowledgeable about the matters in dispute. The location of all arbitration proceedings will be Houston, Texas.
(d)The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than or equal to One Million Dollars ($1,000,000), the hearing shall commence within forty-five (45) Business Days after the selection of the third arbitrator. If the amount in controversy exceeds One Million Dollars ($1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than three (3) months after the selection of the third (3rd) arbitrator. Expedited discovery will be permitted if and as agreed by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the AAA Rules. Any matter involving an amount in controversy in excess of One Million Dollars ($1,000,000) shall be treated as a large, complex commercial case as per the AAA Rules.
(e)Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Purchase Agreement, including the exclusion of consequential, incidental, indirect, special and punitive damages set forth in Section 14.1 and the covenant set forth in Section 15.3(f).
(f)The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any Arbitrable Dispute.
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IN WITNESS WHEREOF, DCP MIDSTREAM, LP and DCP MIDSTREAM PARTNERS, LP have caused this Purchase Agreement to be executed by their respective, duly authorized representatives as of the day and year first written above.

DCP MIDSTREAM, LP, A DELAWARE LIMITED PARTNERSHIP

By:	/s/ D. Robert Sadler
Name:	D. Robert Sadler
Title:	Vice President

DCP MIDSTREAM PARTNERS, LP, A DELAWARE LIMITED PARTNERSHIP
By: DCP Midstream GP, LP Its: General Partner By: DCP Midstream GP, LLC Its: General Partner
By:	/s/ William S. Waldheim
Name:	William S. Waldheim
Title:	President